SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Accolade, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ACCOLADE, INC.
1201 THIRD AVENUE, SUITE 1700
SEATTLE, WA 98101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 6, 2024
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of ACCOLADE, INC., a Delaware corporation (the “Company”), which will be held as a virtual meeting through a live webcast at www.virtualshareholdermeeting.com/ACCD2024. You will not be able to attend the meeting in person. The meeting will be held for the following purposes:
1.To elect the three nominees for director named herein to the Accolade Board of Directors to hold office until the 2027 Annual Meeting of Stockholders.
2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying proxy statement.
3.To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 28, 2025.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/ACCD2024 and entering the 16-digit Control Number included in your proxy card or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 9:45 a.m. Eastern Time, on Tuesday, August 6, 2024.
The record date for the Annual Meeting is June 17, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A list of our record stockholders will be available for examination by any stockholder for a legally valid purpose at our corporate headquarters located at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462 during regular business hours for 10 days before the Annual Meeting. If you would like to view the list, please email us at IR@accolade.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on August 6, 2024 at 10:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/ACCD2024.
The proxy statement and annual report to
stockholders are available at
www.proxyvote.com.

By Order of the Board of Directors
Richard Eskew
Secretary
Plymouth Meeting, PA
June 21, 2024

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ACCOLADE, INC.
1201 THIRD AVENUE, SUITE 1700
SEATTLE, WA 98101
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
August 6, 2024
MEETING AGENDA

Proposals	Page	Voting Standard	Board Recommendation

Election of Directors	7	Plurality	For each director nominee

Advisory approval of the compensation of the Company’s named executive officers	18	Majority of shares present virtually or represented by proxy and entitled to vote on the matter	For

Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending February 28, 2025	40	Majority of shares present virtually or represented by proxy and entitled to vote on the matter	For

ACCOLADE, INC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. Forward-looking statements include information related to our financial performance and possible or assumed future results of operations and expenses, our outlook, business strategies and plans, business environment, market size, product capabilities, timing of new product releases, the impact of our focus areas and key initiatives, and potential future growth. Forward-looking statements include all statements that are not historical facts. For more information about potential factors that could affect our business and financial results, please review the “Risk Factors” described in our Annual Report on Form 10-K for the year ended February 29, 2024, filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC. Except as may be required by law, we do not intend, and undertake no duty, to update this information to reflect future events or circumstances.

LETTER FROM OUR CHIEF EXECUTIVE OFFICER
Dear Shareholders,
Every day, the employees of Accolade are focused on a singular mission – helping our members live their healthiest lives. Since our founding in 2007, we have lived that mission, delivering exceptional member experiences that connect and guide members to the right healthcare. Also during that time, we have witnessed tremendous innovation in the healthcare industry, with groundbreaking new medicines and treatments that are curing disease, and the explosion of the virtual care industry that has made healthcare more accessible and affordable for millions of people.

At Accolade, we have expanded our company dramatically since our IPO in 2020, whereby we now offer complete Personalized Healthcare solutions that connect our members to all of the healthcare benefits and services they need. Yet still, healthcare costs make up roughly 20% of GDP and the healthcare industry is far from reaching its ultimate potential to fundamentally change the health of the nation. The key issue is a growing Physician Gap that unnecessarily complicates the healthcare journey and keeps our doctors, nurses and specialists from consistently providing the successful health outcomes they strive to deliver. Accolade is leading the way in closing that Physician Gap.

What is that Physician Gap and how do we address it? It is a pervasive issue that can be summarized in a few key points.

•It is the lack of access to care. There is a nationwide shortage of physicians that makes it difficult to access and coordinate care. On average it takes more than 26 days for someone to make an appointment with their primary care physician.

•Physicians don’t have access to all of the data they need to make the most effective or appropriate recommendations. Data silos create gaps as patients move from one doctor to another, and physicians don’t have ready access to their patients’ complete list of benefits and insurance coverages.

•Healthcare is inequitable. The challenges described above are multiplied in low income, rural and otherwise disadvantaged communities. Health equity disparities plague the US healthcare system and compound health crises as they arise.

The solution to closing the Physician Gap requires vision, innovation, and the collaboration of anyone who touches a patient or is responsible for some element of their health. Technology will play an important role in this effort. Artificial intelligence (AI), data platforms and accessibility, and engaging user experiences can lift the healthcare experience to new levels. At the core, though, closing the gap requires a focus on the patient-physician relationship. We were founded as an Advocacy & Navigation company. With years of experience delivering care and connecting the healthcare ecosystem, we now deliver Physician-led Advocacy that closes gaps in access, care coordination, health equity, and data connectivity.

Imagine an Accolade member suffering a health issue who is unable to see her doctor. Previously, that member would have likely visited an emergency room or urgent care facility to have the symptom treated. That visit would have resulted in a costly and unwanted (or even unnecessary) ER visit, with no attention paid to the broader healthcare condition of that member. Today, that member can be connected by one of our Care Advocates or nurses to an Accolade physician. That visit can take place the same day through her phone or our website, and that Physician will have access to her complete medical history and the full list of benefits and coverages offered by her employer. That physician and front line care team will also see a recommendation we call a True Health Action based on an AI-backed clinical foundation score that understands that member’s individual healthcare characteristics and needs. Finally, all of the information from that visit will be shared with the member’s primary care doctor, closing the information loop and ensuring greater continuity of care.

That member experience is at the core of our business flywheel. When we sign a new customer, we have the ability to engage their employees through our front line care teams. As we identify members, we can route them to best care option. More often than not, we are able to have that member engage with their own or an Accolade primary care physician.

•An important note: roughly 1/3rd of all Americans don’t have a primary care physician and an additional number have a poor or unsatisfactory relationship with their PCP. Studies have shown that a strong PCP relationship lowers overall healthcare costs and improves health outcomes.

As those members engage more with Accolade, we can connect them with an expert medical opinion or one of our eighteen Trusted Partners who provide condition specific care such as diabetes, weight management, musculoskeletal, fertility, or mental health therapy. That flywheel drives greater member engagement, higher customer satisfaction, and ultimately lowers medical trendline for our enterprise customers.

That model has proven to be a consistent driver of growth and improving profitability. Last fiscal year, Accolade:

•Grew revenue to $414 million from $363 million in the prior fiscal year

•Increased annual recurring revenue bookings (ARR) by 20% to $86 million

•Repurchased ~$77 million of our 0.50% Senior Convertible Notes to strengthen our balance sheet

•Expanded the number of enterprise customers to more than 1,200 with more than 14 million lives under coverage

•Recorded approximately $100 million of direct to consumer revenue through PlushCare

•Doubled the amount of Platform Connected Revenue, which is revenue we generate from our existing customers adding additional Accolade services and partner solutions

•Added a number of market leading innovators to our Trusted Partner Ecosystem, covering more specialties such as fertility, weight management, adolescent behavioral health and eating disorders to address more of our customers’ most pressing healthcare needs

•Signed new and expanded partnerships with health plans to extend the reach of our virtual care offerings.

In the four years since our IPO, we have built a company that is making a real impact on the healthcare industry. Accolade has been a leader in adopting new technologies to improve our customer engagement and drive more member self-service, while creating a platform that serves as a central hub for the broader healthcare ecosystem to reach people in need. This vision has allowed us to consistently grow revenue and put us on the precipice of delivering positive operating cash flow which we expect to achieve in the current fiscal year. The future has never looked brighter and we are excited and motivated by the opportunities we see ahead to change the way healthcare is experienced in this country.

To our colleagues at Accolade, our long-standing and new shareholders, our partners, and most of all to the more than 1,200 organizations and 14 million plus members and their families who rely on us every day, I offer a heartfelt thank you for all your support and commitment to closing the Physician Gap. We truly appreciate how you share our vision and we are committed to building a great company that benefits all of us.

Sincerely, Rajeev Singh Chief Executive Officer and Chairman of the Board of Directors

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Accolade, Inc. (sometimes referred to as the “Company” or “Accolade”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (or the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting online to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about June 21, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held virtually through a live webcast at www.virtualshareholdermeeting.com/ACCD2024. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/ACCD2024.
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on June 17, 2024, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/ACCD2024 and enter the 16-digit Control Number found next to the label “Control Number” on your proxy card or in the email sending you the Proxy Statement. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on August 6, 2024.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered stockholder, you will need to visit www.virtualshareholdermeeting.com/ACCD2024 on the day of the Annual Meeting to contact the operators who will be able to provide your Control Number to you.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.
Will a list of record stockholders as of the record date be available?
For the ten days ending the day prior to the Annual Meeting, a list of our record stockholders as of the close of business on the record date will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters located at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462 during regular business hours. To access the list of record stockholders beginning on July 26, 2024 and until the Annual Meeting, stockholders should email IR@accolade.com.
Where can we get technical assistance?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
For the Annual Meeting, how do we ask questions of management and the board?
We plan to have a Q&A session at the Annual Meeting and will include as many appropriate stockholder questions as the allotted time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/ACCD2024.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 17, 2024 will be entitled to vote at the Annual Meeting. On the record date, there were 80,008,376 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on June 17, 2024 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 17, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote:
•Election of three directors (Proposal 1);
•Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules (Proposal 2);
•Ratification of selection by the Audit Committee of the Company’s Board of Directors (the “Board of Directors”) of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 28, 2025 (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.
•To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/ACCD2024. You will need to enter the 16-digit Control Number found on your proxy card, or notice you receive or in the email sending you the Proxy Statement.
•To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on August 5, 2024), you may vote via the Internet at www.proxyvote.com; by telephone; or by completing and returning your proxy card or voting instruction form, as described below.
◦To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

◦To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on August 5, 2024 to be counted.
◦To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m. Eastern Time on July 22, 2024 to be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Accolade. To vote prior to the meeting, simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. You may access and vote at the meeting by logging in with your Control Number on your voting instruction form at www.virtualshareholdermeeting.com/ACCD2024. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of June 17, 2024.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 28, 2025. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal Nos. 1 or 2 without your instructions, but may vote your shares on Proposal No. 3. without your instructions.
If you are a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to Accolade’s Secretary at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 21, 2025 to Accolade’s Corporate Secretary at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. If you wish to submit a proposal (including a director nomination) at the 2025 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on May 8, 2025 nor earlier than the close of business on April 8, 2025; provided, further, that if our 2025 Annual Meeting of Stockholders is held before July 7, 2025 or after September 5, 2025, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).
Our Nominating and Corporate Governance committee will consider director candidates recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable laws, rules, and regulations, including those promulgated by the SEC. The Nominating and Corporate Governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board of Directors based on whether or not the candidate was recommended by a stockholder. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should deliver a written recommendation to the Corporate Secretary, Accolade,

Inc., 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. The Nominating and Corporate Governance may request additional information concerning such director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the advisory approval of executive compensation, votes “For,” “Against,” abstentions and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, votes “For,” “Against” and abstentions.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under various national and regional securities exchange rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect	Not applicable	No effect
2	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter	Against	No effect
3	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending February 28, 2025	“For” votes from holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
___________________________
(1)This proposal is considered to be a “routine” matter under various national and regional securities exchange rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy. On the record date, there were 80,008,376 shares outstanding and entitled to vote. Thus, the holders of 40,004,188 shares must be present virtually or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at www.accolade.com.

PROPOSAL 1
ELECTION OF DIRECTORS
Accolade’s Board of Directors is divided into three classes. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has nine members. There are three directors in the class whose term of office expires in 2024. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2027 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. Seven of the directors attended the 2023 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Nominees
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. To provide a mix of experience and perspective on the Board of Directors, the Nominating and Corporate Governance Committee also takes into account geographic, gender, age, racial and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

Name	Age	Director Since	Principal Occupation/Position Held With the Company

Class I Directors – Nominees for Election at the 2024 Annual Meeting
Mr. Jeffrey Jordan	65	July 2016	Director
Ms. Cindy Kent	55	January 2021	Director
Mr. Michael Hilton	60	February 2023	Director

Nominees for Election for a Three-year Term Expiring at the 2027 Annual Meeting
Jeffrey Jordan has served as a member of our Board of Directors since July 2016. Mr. Jordan has served as a general partner of Andreessen Horowitz, a venture capital firm, since 2011. From 2007 to 2011, Mr. Jordan served as the president and chief executive officer of OpenTable Inc., an Internet and mobile services company. From 2004 to 2006, he served as president of PayPal Holdings Inc., an Internet-based payment system then owned by internet company eBay Inc., and as senior vice president and general manager of eBay from 1999 to 2004. Mr. Jordan currently serves on the board of directors of Airbnb, Inc., Maplebear, Inc. (Instacart), and Pinterest, Inc. Mr. Jordan holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Amherst College. In the period of time since the fiscal year 2023 annual meeting, we have solicited feedback from shareholders about our board composition. Notwithstanding Mr. Jordan's other roles, our Board of Directors believes he has consistently demonstrated an ability to dedicate sufficient time and focus to his duties as a member of our Board of Directors, including by performing his duties as a member of the compensation committee and attending all of our Board of Directors and committee meetings in the last fiscal year. Coupling this commitment with Mr. Jordan's qualifications, including his extensive experience as an investor and as an officer of technology companies, we believe Mr. Jordan is qualified to serve on our Board of Directors.
Cindy Kent has served as a member of our Board of Directors since January 2021. Ms. Kent has been working in the healthcare industry for more than 25 years. She was formerly the chief operating officer at Everly Health and the executive vice president and president of senior living community operations at Brookdale Senior Living, America’s largest senior living company with over 700 facilities across the U.S. She also currently sits on the Board of Trust at Vanderbilt University. Ms. Kent was named one of Savoy Magazine’s “2020 Most Influential Black Executives in Corporate America.” She previously held executive leadership positions at 3M, Medtronic and Eli Lilly. She is a Henry Crown Fellow of the Aspen Institute and was an independent board director at Best Buy. Ms. Kent holds a Master of Divinity as well as an M.B.A. in marketing from Vanderbilt University. She completed her B.S. in industrial engineering and management sciences at Northwestern University. We believe Ms. Kent is qualified to sit on our Board of Directors due to her experience as an executive in the healthcare industry.
Michael Hilton has served as a member of our Board of Directors since February 2023. Mr. Hilton previously served as our chief product officer from November 2015 through February 2021 and our chief innovation officer from March 2021 through February 2023. Mr. Hilton co-founded Concur Technologies, Inc., a business travel and expense management company, and served in various roles from 1993 to January 2015, most recently serving as chief product officer. Prior to Concur, Mr. Hilton served as director of development at Contact Software International, a customer relationship management software company, which was acquired by Symantec Corporation in 1993. Mr. Hilton holds a B.A. from the University of California, Santa Cruz. We believe Mr. Hilton is qualified to serve on our Board of Directors due to his experience as an executive at Concur and Accolade.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Information About Our Continuing Directors
The following is a brief biography for the remaining members of our Board of Directors and a discussion of their specific experience, qualifications, attributes or skills, as of the date of this proxy statement. There are no family relationships among any of our executive officers or directors.

Name	Age	Director Since	Principal Occupation/Position Held With the Company

Class II Directors – Continuing in Office Until the 2025 Annual Meeting
Mr. Jeffrey Brodsky	59	June 2021	Director, Chair of the Compensation Committee
Dr. Elizabeth Nabel	72	June 2021	Director
Class III Directors – Continuing in Office Until the 2026 Annual Meeting
Mr. Rajeev Singh	56	October 2015	CEO and Chairman of the Board
Mr. Peter Klein	61	September 2019	Lead Independent Director, Chair of the Audit Committee
Ms. Dawn Lepore	70	June 2019	Director, Chair of the Nominating and Corporate Governance Committee
Ms. Patricia Wadors	59	February 2020	Director

Directors Continuing in Office Until the 2025 Annual Meeting
Jeffrey Brodsky joined our Board of Directors in June 2021. Mr. Brodsky is currently a Senior Advisor at Morgan Stanley. He works with management and the board on critical strategic issues related to executive talent, succession, and diversity and inclusion. He helped lead the firm’s COVID-19 response and brings direct experience in acquisition integration, most recently E*TRADE and Eaton Vance. During more than 35 years at Morgan Stanley, Mr. Brodsky held a variety of leadership roles in human resources, culminating in more than 10 years as the firm’s chief human resources officer. Mr. Brodsky is the Chair of the Board for non-profit organization, Safe Horizon. He serves on the Board of Directors for Vialto, Advisory Boards of Private Medical and he was previously on the Advisory Board for the University of Michigan’s Ross School of Business. He earned a B.S. in accounting from Binghamton University. We believe Mr. Brodsky is qualified to serve on our Board of Directors due to his experience with advising executive management teams.
Elizabeth Nabel, M.D. has served as a member of our Board of Directors since June 2021. She is a Senior Advisor and chairs the Advisory Board for OPKO Health, having been Executive Vice President of Strategy for ModeX Therapeutics, prior to its acquisition by OPKO Health. She previously served as the president of Brigham and Women’s Hospital, Brigham Health and Professor Medicine, Harvard Medical School. She was the first chief health and medical advisor to the National Football League. In her role as director of the National Institute of Health’s National Heart, Lung and Blood Institute, she became known for her advocacy efforts that resulted in the Heart Truth campaign, which features its signature iconic red dress. Dr. Nabel is an elected member of the National Academy of Medicine of the National Academy of Sciences. She has been named one of the nation’s top leaders in medicine by Modern Healthcare magazine, Becker’s Hospital Review and as one of Boston’s “50 Most Powerful People” by Boston magazine. She also serves on the boards of Medtronic, Moderna, Lyell, the Lasker Foundation, and South Florida PBS. She attended Weill Cornell Medical College and completed her internal medicine and cardiology training at Brigham and Women’s Hospital and Harvard University. In the period of time since the fiscal year 2023 annual meeting, we have solicited feedback from shareholders about our board composition. Notwithstanding Dr. Nabel’s other roles, our Board of Directors believes she has consistently demonstrated an ability to dedicate sufficient time and focus to her duties as a member of our Board of Directors, including by performing her duties as a member of the Audit Committee and attending all of our Board of Directors and committee meetings in the last fiscal year. Coupling this commitment with Dr. Nabel's qualifications, including her medical training and experience as an executive at various healthcare companies, organizations and agencies, we believe Dr. Nabel is qualified to serve on our Board of Directors.
Directors Continuing in Office Until the 2026 Annual Meeting
Rajeev Singh has served as our chief executive officer and a member of our Board of Directors since October 2015. In 1993, Mr. Singh co-founded Concur Technologies, Inc., a business travel and expense management company. Mr.

Singh served on Concur’s board of directors from April 2008 until January 2015 and was most recently its president and chief operating officer until it was acquired by SAP SE in 2014. Prior to Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh is on the board of Amperity, a privately held technology company focused on customer data management. From March 2017 to October 2022, he served on the board of Avalara, Inc., a tax compliance software company. Mr. Singh holds a B.S. from Western Michigan University. We believe Mr. Singh is qualified to serve on our Board of Directors due to his extensive knowledge of our company, as well as his significant operational and strategic expertise.
Peter Klein has served as a member of our Board of Directors since September 2019 and has served as our lead independent director since June 2021. From January 2014 to June 2014, Mr. Klein served as chief financial officer of William Morris Endeavor Entertainment, LLC, a global sports and entertainment marketing firm. Mr. Klein spent over 11 years in various finance leadership roles at Microsoft Corporation, including serving as chief financial officer from November 2009 until May 2013. Previously, he held senior finance positions with McCaw Cellular Communications, Orca Bay Capital Corporation, Asta Networks Inc. and Homegrocer.com, Inc. Mr. Klein currently serves on the boards of directors of F5, Inc., a software company, and Denali Therapeutics Inc., a biotechnology company. Mr. Klein previously served on the board of directors of Apptio, Inc., a software company, and Sarcos Technology and Robotics Corp. He holds an M.B.A. from the University of Washington and a B.A. from Yale University. We believe Mr. Klein is qualified to serve on our Board of Directors due to his extensive experience as a senior finance executive and as the chief financial officer of one of the world’s largest software companies.
Dawn Lepore has served as a member of our Board of Directors since June 2019 and has served as the Chair of the Nominating and Corporate Governance Committee since February 2020. Ms. Lepore is the former chief executive officer and chairman of the board of drugstore.com, an online retailer of health, beauty and wellness products, which she led from 2004 until its acquisition by Walgreens in 2011. Ms. Lepore repositioned drugstore.com to focus on over-the-counter, beauty and vision products, which led the company to record revenues. Prior to drugstore.com, Ms. Lepore spent more than 21 years at Charles Schwab in a variety of leadership roles, including launching Schwab’s highly successful e-commerce business. In her tenure there, she was vice chairman of technology, chief information officer and held strategic positions in operations, administration, business strategy. Ms. Lepore has been recognized professionally by multiple industry groups, including Fortune magazine, which nominated her four times as one of the “50 Most Powerful Women in American Business.” Ms. Lepore has also been recognized by the National Organization for Women at their Aiming High Conference and as one of InformationWeek’s “Chiefs of the Year.” In addition to Accolade, she serves on the boards of loanDepot and Servco Pacific Inc. and was previously on the board of RealNetworks. Ms. Lepore is a graduate of Smith College. We believe Ms. Lepore is qualified to serve on our Board of Directors due to her extensive operational background experience as an executive and director at diverse online consumer, internet technology and retail companies.
Patricia Wadors has served as a member of our Board of Directors since February 2020. Ms. Wadors has served as the Chief People Officer of Ultimate Kronos Group (UKG) since April 2022. Ms. Wadors served as Chief People Officer of Procore Technologies from November 2020 to April 2022. From September 2017 to November 2020, Ms. Wadors served as the Chief Talent Officer of ServiceNow, Inc. From March 2015 to September 2017, Ms. Wadors served as CHRO-SVP, Global Talent Organization at LinkedIn, and from February 2013 to March 2015, as VP, Global Talent Organization at LinkedIn. From April 2010 to February 2013, Ms. Wadors served as Senior Vice President of Human Resources at Plantronics, Inc., a designer, manufacturer and distributor of headsets for business and consumer applications. Prior to Plantronics, she served as Senior Vice President of Human Resources at Yahoo! and as Chief Human Resources Officer at Align Technologies, and she has held senior human resource management positions at Applied Materials, Merck Pharmaceutical, Viacom International, and Calvin Klein Cosmetics. Ms. Wadors holds a B.S. in business management with a concentration in human resources management and a minor in psychology from Ramapo College of New Jersey. We believe Ms. Wadors is qualified to serve on our Board of Directors due to her extensive operational background experience as an executive at diverse online consumer and internet technology companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD INDEPENDENCE
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the determinations of the Board of Directors are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that with the exception of Messrs. Singh and Hilton, all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board of Directors found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD OF DIRECTORS LEADERSHIP STRUCTURE
Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Corporate Governance Committee deems appropriate. Our corporate governance guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent members of our Board of Directors may designate a “lead independent director.”
Currently, our Board of Directors believes that it is in the best interests of our company and our stockholders for our chief executive officer, Rajeev Singh, to serve as both the Chief Executive Officer and Chairman of the Board of Directors. As Chairman of the Board of Directors, Mr. Singh has authority, among other things, to call and preside over Board of Directors meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chairman of the Board of Directors has substantial ability to shape the work of the Board of Directors.
Because Mr. Singh serves in both roles, our Board of Directors has appointed a lead independent director, Peter Klein. As lead independent director, Mr. Klein provides leadership to the Board of Directors if circumstances arise in which the role of Chief Executive Officer and Chairman of our Board of Directors may be, or may be perceived to be, in conflict, and performs such additional duties as our Board of Directors may otherwise determine and delegate, including (i) presiding at meetings of our Board of Directors at which the Chairman of the Board of Directors is not present, (ii) convening meetings of the independent members of our Board of Directors, and (iii) serving as liaison between our Chairman of the Board of Directors and our independent directors. Our Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board of Directors, and sound corporate governance policies and practices.
ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT
One of the key functions of the Board of Directors is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets quarterly with the Chief Information Security Officer (“CISO”) and Chief Compliance Officer (“CCO”), as well as the Company’s CEO, CFO, and EVP, Engineering and receives periodic reports from the CISO and CCO, as well as incidental reports as matters arise. In each of the quarterly meetings, the CISO reviews various risk management activities and provides the Audit Committee with an overview of risk mitigation efforts and incidents (if any), including a review of materiality of incidents in the aggregate. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the various committees, along with key senior management, including the Company’s CFO, chief accounting officer ("CAO"), general counsel and CCO, and CISO, assist the Board of Directors in fulfilling its oversight responsibilities with respect to risk management through regular readouts during the executive session of the full Board by the committees following quarterly committee meetings, and the biannual meetings with the Audit Committee to cover cybersecurity risk. The Board of Directors as a whole receives periodic reports from the general counsel and CCO, CISO, and Internal Audit team, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible. The Board of Directors has delegated to the lead independent director the responsibility of coordinating between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during the last fiscal year. Each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended February 29, 2024 for each of the committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Mr. Jeffrey Brodsky		X**
Mr. Michael Hilton
Mr. Jeffrey Jordan		X
Ms. Cindy Kent			X
Mr. Peter Klein+	X*
Ms. Dawn Lepore	X		X*
Dr. Elizabeth Nabel	X
Ms. Patricia Wadors(1)		X	X
Total meetings in the fiscal year ended February 29, 2024	6	5	4
___________________________
*Committee Chairperson
**Mr. Brodsky was appointed Chairperson of the Compensation Committee in April 2023.
+Lead Independent Director
(1)Ms. Wadors was appointed to the Compensation Committee in April 2023.
Below is a description of each standing committee of the Board of Directors.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Audit Committee currently consists of Mr. Klein, Ms. Lepore, and Dr. Nabel. The chair of our Audit Committee is Mr. Klein. Our Board of Directors has determined that each member of the Audit Committee is independent under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act. Our Board of

Directors has determined that Mr. Klein is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of their employment. The Audit Committee met six times during the fiscal year.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures;
•assisting with design and implementation of our risk assessment functions;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq, which is available on our website at ir.accolade.com/corporate-governance/governance-overview. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Brodsky and Jordan and Ms. Wadors. The chair of our Compensation Committee is currently Mr. Brodsky. Our Board of Directors has determined that each member of the Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met five times during the fiscal year.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors in overseeing our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•reviewing and recommending to our Board of Directors the compensation of our chief executive officer and other executive officers;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management; and

•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq, which is available on our website at ir.accolade.com/corporate-governance/governance-overview.
THE SPECIFIC DETERMINATIONS OF THE COMPENSATION COMMITTEE WITH RESPECT TO EXECUTIVE COMPENSATION FOR THE FISCAL YEAR ENDED FEBRUARY 29, 2024 ARE DESCRIBED IN GREATER DETAIL IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mses. Kent, Lepore and Wadors. The chair of our Nominating and Corporate Governance Committee is Ms. Lepore. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq. The Nominating and Corporate Governance Committee met four times during the fiscal year.
Specific responsibilities of our Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our Board of Directors;
•considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our Board of Directors;
•reviewing and recommending to our Board of Directors the compensation of our directors;
•reviewing with our chief executive officer the plans for succession to the offices of our executive officers and make recommendations to our Board of Directors with respect to the selection of appropriate individuals to succeed to these positions;
•reviewing and making recommendations to our Board of Directors regarding the Company’s process for stockholder communications with the Board of Directors, and make such recommendations to the Board of Directors with respect to such communications as the Nominating and Corporate Governance Committee deems appropriate;
•monitoring the Company’s overall approach to corporate social responsibility and ensuring it is in line with the overall business strategy and the Company’s corporate and social obligations as a responsible citizen; and periodically receiving and reviewing reports on the Company’s sustainability and environmental, social and related governance strategies, initiatives, policies and practices and making such recommendations to our Board of Directors about them as the Nominating and Corporate Governance Committee deems appropriate; and overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors.
Our Nominating and Corporate Governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq, which is available on our website at ir.accolade.com/corporate-governance/governance-overview.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, the Company has not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board of Directors has been excellent.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is available under the Investor Relations section of our website at ir.accolade.com/corporate-governance/governance-overview. In addition, we post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code.
CORPORATE GOVERNANCE GUIDELINES
The Board of Directors documented the governance practices followed by the Company by adopting and amending Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at ir.accolade.com/corporate-governance/governance-overview.
BOARD DIVERSITY MATRIX

Board Diversity Matrix (As of February 29, 2024)(1)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	4	5
Part II: Demographic Background
African American or Black	1	0
Asian	0	1
White	3	4
The Board Diversity Matrix, below, provides diversity statistics for our Board of Directors.
(1)Our previous year’s disclosure can be found in our definitive proxy statement filed with the SEC on June 27, 2023.
DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Our Board of Directors has adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Equity Compensation
Initial Grant
Each new non-employee director who joins our Board of Directors will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Equity Incentive Plan (“2020 Plan”), with the $130,200 being prorated based on the number of months from the date of appointment until the date of our next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through the applicable vesting date.
Annual Grant
On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a restricted stock unit award for common stock having a value of $130,200 based on the fair market value of the underlying common stock on the date of grant under our 2020 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through the applicable vesting date.
Vesting Acceleration
In the event of a change in control (as defined in our 2020 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of restricted stock units granted under the non-employee director compensation policy will be the closing price of our common stock as reported by Nasdaq on the date of grant.
Cash Compensation
Each non-employee director will receive an annual cash retainer of $86,800 for serving on our Board of Directors and the lead independent director of our Board of Directors will receive an additional annual cash retainer of $25,000.
On an annual basis, a director may elect to receive some or all of the annual cash retainer in the form of additional restricted stock units with an equivalent dollar value at issuance (see “Annual Election” below for more details).
Rajeev Singh, our Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Singh.
Michael Hilton was formerly our Chief Innovation Officer prior to becoming a director in February 2023. In lieu of receiving non-executive director compensation for his Board service, Mr. Hilton will instead continue to vest in the equity awards he was granted during his time as an employee of the Company until December 31, 2024. Mr. Hilton also will continue to receive health benefits (or equivalent COBRA reimbursement) from the Company until December 31, 2024. Mr. Hilton will not be eligible to receive any non-employee director compensation in any form until after December 31, 2024, at which time he shall be eligible to receive non-employee director compensation consistent with other non-executive directors.
The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	10,000	5,000
All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

Annual Election
The Board of Directors has approved a director election program, where each non-employee director is allowed to make one or more irrevocable elections with respect to the applicable form and timing of payment of certain compensation payable to such director. The directors are permitted to elect to receive payment of 0%, 50% or 100% of such director’s cash compensation (applicable only for regular annual board service retainer fees and excluding any fees for being a chair, serving on a committee or amounts paid for service to the Company in any other capacity) for services as a member of the Board of Directors in the form of restricted stock units that vest quarterly over the fiscal year.
If a director elects to receive restricted stock units instead of cash compensation, the director may also elect to defer issuance of the shares of Company common stock issuable upon settlement of the restricted stock unit to a future taxable year following their vesting date. The director may also elect to defer issuance of shares of Company common stock issuable upon settlement with respect to the regular annual grant of restricted stock units made to each director on the date of the Company’s annual meeting of stockholders to future taxable year(s) following their vesting date.
Director Compensation for the Fiscal Year Ended February 29, 2024
The following table shows for the fiscal year ended February 29, 2024 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Mr. Jeffrey Brodsky	$96,213	$130,200	$226,413
Mr. Michael Hilton(4)	-	-	-
Mr. Jeffrey Jordan	91,800	130,200	222,000
Ms. Cindy Kent	91,800	130,200	222,000
Mr. Peter Klein	131,800	130,200	262,000
Ms. Dawn Lepore	106,800	130,200	237,000
Dr. Elizabeth Nabel	96,800	130,200	227,000
Ms. Patricia Wadors	96,213	130,200	226,413
___________________________
(1)The amounts in “Fees Earned or Paid in Cash” include the amount of cash compensation foregone at the election of the director pursuant to our director election program described above, which amounts are instead paid in the form of restricted stock units. The amounts in “Stock Awards” do not include the aggregate award date fair value of restricted stock units received at the election of the director pursuant to our director election program described above.
(2)The amounts in this column represent the aggregate award date fair value of awards made during the fiscal year ended February 29, 2024, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (ASC 718). For these restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a non-employee director related to restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards. As of February 29, 2024, our non-employee directors held restricted stock units for the following number of shares of our common stock: Mr. Brodsky, 9,196; Mr. Hilton, 5,151; Mr. Jordan, 9,196; Ms. Kent, 9,196; Mr. Klein, 9,196; Ms. Lepore, 9,196; Dr. Nabel, 9,196; Ms. Wadors, 9,196.
(3)As of February 29, 2024, our non-employee directors held options to purchase the following number of shares of our common stock: Mr. Hilton, 760,237; Mr. Klein, 27,883; Ms. Lepore, 27,883; Ms. Wadors, 19,583.
(4)Mr. Hilton will not receive non-executive director compensation until after December 31, 2024, provided that he remains in service with the Board of Directors.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting.
The Company's current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2025 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of the date of our Annual Meeting. Biographical information with regard to Mr. Singh is presented under “Proposal No. 1 — Election of Directors” in this proxy statement.

Name	Age	Position
Rajeev Singh	56	Chief Executive Officer and Chairman of the Board
Stephen Barnes	53	Chief Financial Officer
Robert Cavanaugh	55	President
Richard Eskew	49	EVP General Counsel

Stephen Barnes has served as our chief financial officer since February 2015. From February 2014 to January 2015, Mr. Barnes served as a managing director at NRG Energy, Inc., an energy company. Mr. Barnes served as president of Energy Plus Holdings LLC, an energy company, from July 2012 to January 2014 after it was acquired by NRG. He served as chief financial officer of Energy Plus from February 2009 to June 2012. Previously, Mr. Barnes served in various roles at Novitas Capital, Voxware, Inc. and KPMG. Mr. Barnes holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.S. from Villanova University and is also a CPA (inactive).

Robert Cavanaugh has served in a variety of roles with us since November 2015 and is currently serving as our president. From June 1999 to April 2015, Mr. Cavanaugh served in various roles at Concur, including serving as president, worldwide enterprise, SMB and government, executive vice president, client development and executive vice president, business development. Mr. Cavanaugh served as an officer in the United States Army Reserve from 1991 to 2000. Mr. Cavanaugh holds a B.S. from Norwich University.

Richard Eskew has served as our executive vice president and general counsel since April 2018, our chief compliance officer since February 2020, and our corporate secretary, since March 2020. Prior to Accolade, from 2010 through 2015, Mr. Eskew served as Executive Director of Corporate Legal and Compliance for Nomura Holding America, the North American division of the Global Japanese Wholesale and Investment Bank, and its subsidiary Instinet. From 1997 through 2010, Mr. Eskew was Special Counsel in the Manhattan law firm of Stroock & Stroock & Lavan LLP. Mr. Eskew is a registered patent attorney. Mr. Eskew earned his Juris Doctorate from Fordham University School of Law and holds an Engineering degree from Manhattan College.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) discusses our executive compensation philosophy, objectives and programs, the compensation decisions made under those programs, and the factors considered by the Compensation Committee of our Board of Directors (our “compensation committee”) in making those decisions. The CD&A focuses on the compensation for our fiscal year ended February 29, 2024 (“fiscal year 2024” or “fiscal 2024”), of those individuals who served as our principal executive officer, our principal financial officer and our two other executive officers during fiscal 2024, collectively referred to as our “named executive officers”:
•Rajeev Singh, Chief Executive Officer
•Stephen H. Barnes, Chief Financial Officer
•Robert Cavanaugh, President
•Richard Eskew, Executive Vice President, General Counsel, and Chief Compliance Officer
Because we only had four “executive officers” as defined in Exchange Act Rule 3b-7 during fiscal year 2024, we only have four named executive officers (“NEOs”).
Executive Summary
Fiscal Year 2024 Highlights

FY24 Business Highlights	FY24 Executive Compensation Highlights
•Revenue of $414 million, a 14% increase from fiscal 2023
•Net loss of $100 million, a 78% decrease from fiscal 2023
•Adjusted EBITDA[1] of $(7.5) million, a 79% decrease from fiscal 2023
•Accelerated our path to profitability

•No increase in annual base salary rates for all named executive officers
•No change in target annual incentive opportunities for each named executive officer
•88% of CEO target pay and 78% of other NEO target pay was variable and at-risk
•Introduced performance stock units to further align executive compensation with shareholder value
•Compensation Committee used its discretion in granting no fiscal 2024 cash bonus, despite formulaic achievement of 95%
•Achieved 99% of shareholder say-on-pay votes in favor at the 2023 annual meeting

___________________________
1Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) adjusted to exclude interest expense (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, goodwill impairment, change in fair value of contingent consideration, severance costs, and other expense (income). See the “Certain Non-GAAP Financial Measures” section of our Annual Report on Form 10-K filed on April 26, 2024 for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Fiscal 2024 Target Compensation Mix
Say-on-Pay Responsiveness
At our 2023 annual meeting, our advisory vote on executive compensation received approximately 99% of the votes cast in support. This was a significant increase from our 2022 annual meeting at which approximately 47% of the votes were cast in support of executive compensation. We believe this was largely a result of improvements to executive compensation approved by our Board of Directors in fiscal 2024 prior to the 2023 annual meeting. The changes made more closely align executive compensation with our business performance and achievement of financial objectives as well as to embrace best governance practices. For fiscal 2024, our Compensation Committee, as delegated by the Board of Directors, approved the following changes:
•The compensation committee will continue to conduct an annual review of executive officer compensation
•Adopted a clawback policy to recoup certain executive compensation in the event of an accounting restatement
•Adopted stock ownership guidelines for our directors and executive officers
•Increased the proportion of executive compensation that is performance-based
◦Performance stock units (“PSUs”) comprised approximately 50% of the weighting of long-term equity incentives starting with grants in fiscal 2024.
◦These PSUs were granted with a three-year measurement period that includes performance targets for revenue, Adjusted EBITDA, and customer retention as measured by gross dollar retention. We believe these metrics align with shareholder interests by ensuring a balanced approach to growth and profitability while remaining focused on customer satisfaction and retention.
◦These performance targets are equally weighted and the PSUs vest at the end of the three-year period based on achievement against the performance targets.
◦We have established minimum achievement levels for each of these metrics, below which our named executive officers would receive no value from their PSUs.

Due to the high level of support for executive compensation at last year's annual meeting, we plan to keep fiscal 2025 executive compensation largely consistent with fiscal 2024. The expected mix of long-term incentive (LTI) awards granted to our names executive officers in fiscal 2025 is as follows:
___________________________
(1)Time-based awards include RSUs
(2)Performance-based awards include PSUs
Our objective is to fairly compensate our executives and attract and retain the best available talent, while also ensuring our executives are aligned to the interests of our stockholders. We remain open to and will continue to receive feedback from our stockholders related to our executive compensation program.

Executive Compensation Policies and Practices
We endeavor to maintain executive compensation policies and practices that align with sound governance standards. In fiscal 2024, we further aligned executive compensation with performance and adopted and implemented additional policies to better orient the interests of our executives with the interests of our stockholders. Listed below are highlights of our executive compensation policies and practices.

What We Do		What We Don’t Do
✓	Maintain a compensation committee comprising only independent directors with relevant experience in executive compensation	✘	No highly leveraged incentive plans that encourage excessive risk taking
✓	Engage independent compensation advisors reporting directly to the compensation committee	✘	No excessive perquisites, health, or other benefits other than those available to our employees
✓	Market comparison of executive compensation against a relevant peer group	✘	No guaranteed bonuses or salary increases
✓	Conduct an annual review of executive compensation, talent competitiveness, and the companies comprising our peer group	✘	No backdating of stock options
✓	Conduct an annual risk assessment of executive and other employee compensation as part of our overall risk assessment program	✘	No hedging of company stock, or pledging of company stock
✓	Use equity for long-term incentives, including performance-based awards	✘	No "single trigger" change of control provisions for executives
✓	Usage of a pay-for-performance compensation model with significant weighting on performance-based compensation as a percentage of total executive compensation to align interests with our stockholders	✘	No post-termination retirement, pension, or deferred compensation benefits
✓	Maintain clawback policy to recoup certain executive compensation in the event of an accounting restatement and stock ownership guidelines to further align the interests of our executive officers with the interests of stockholders	✘	No excise tax gross-ups
Overview of Compensation Program
Our compensation committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy and executive compensation programs. Our compensation committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers, including the named executive officers, are similar to those provided to executive officers at comparable companies in similarly situated positions.
Compensation Philosophy and Objectives
Our compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. Our compensation committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain qualified, superior employees in key executive positions and that compensation provided to such executive employees remains competitive relative to the compensation paid to similarly situated executives at comparable companies. To that end, our compensation committee believes that the executive compensation packages provided by us to our named executive officers should include both cash and equity-based compensation that rewards performance as measured against established goals.
Setting Executive Compensation
Role of the Compensation Committee and Executive Officers in Compensation Decisions
The compensation committee is responsible for reviewing and approving the compensation of our executive officers. In this capacity, and based on the foregoing objectives, our compensation committee has structured our executive compensation programs to motivate our executives to achieve the corporate performance goals set by our compensation committee and to reward the executives for achieving these goals. In evaluating executive compensation, our compensation committee considers a variety of factors, including market demands, internal equity and external peer company research and surveys, which provide insight into and guidance on the pay practices of similar companies. While survey data provides us with helpful guidelines, we do not make compensation decisions based on any single factor.
Our Chief Executive Officer annually reviews the performance of all other executive officers (other than the Chief Executive Officer, whose performance is reviewed by our compensation committee). The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual incentive award opportunity and actual payout amounts, are presented to our compensation committee, which has the discretion to modify any recommended adjustments or awards to executives.
Our compensation committee has final approval over all compensation decisions for our named executive officers and approves recommendations regarding cash and equity awards to each of our executive officers. Our compensation committee has sole authority over compensation decisions relating to our Chief Executive Officer.
Role of the Independent Compensation Consultant
To assist with the analysis of executive compensation for fiscal year 2024, our compensation committee engaged FW Cook as its independent compensation consultant. FW Cook reports directly to the compensation committee, and the compensation committee has the sole authority to hire, fire and direct the work of FW Cook. For fiscal year 2024, FW Cook advised our compensation committee on a variety of compensation-related issues, including: (1) evaluating the current executive compensation program design to assess its competitiveness and to assist in structuring an executive compensation program that meets the objectives described above; (2) identifying the appropriate mix of compensation components, including base salary, annual incentives and long-term incentives to ensure proper incentive alignment; (3) reviewing the compensation practices of other healthcare technology companies in order to evaluate market trends and compare our executive compensation program with our competitors; and (4) assisting with the development and review of a peer group of companies for formal compensation benchmarking purposes.
Through review and consultation with FW Cook, our compensation committee assessed the independence of FW Cook in light of, among other factors, the independence factors established by Nasdaq. As a result of this assessment, the compensation committee has determined that FW Cook’s work raised no conflict of interest currently or during fiscal year 2024.
Peer Group Development Process and How We Used the Data
Our compensation committee’s decision-making is informed, in part, by reference to a compensation peer group. Our compensation committee reviews and makes adjustments to the composition of the peer group on an annual basis, or more often as deemed necessary, to account for changes in both our business and the businesses of the companies in the peer group. Our compensation committee does not have a specific target compensation level for the named executive officers. Instead, we review data concerning practices at our peer group companies and within the healthcare technology industry as a reference point to assist in developing programs that will attract and retain exceptional talent and drive company performance. The Compensation Committee performs such reviews and analyses as further detailed below.
In April 2023, our compensation committee reviewed our previously-established peer group to be used in connection with making compensation decisions for fiscal year 2024 based on two primary parameters: (1) industry focus; and (2) company size as evaluated primarily based on market capitalization with additional consideration given to revenue. The peer group also factors in companies that are believed to compete with the Company for talent. Specifically, the compensation committee’s selection process focused primarily on healthcare technology companies with similar market capitalizations. This peer group resulted in companies with market capitalization within the range of $655 million (25th percentile) to $2,138 million (75th percentile) with the median being $1,173 million, which at the time of the analysis, closely aligned with the Company’s market capitalization of approximately $1,047 million. Based on these criteria, our compensation committee, in consultation with management, approved a 17-company peer group for fiscal year 2024:

Fiscal Year 2024 Peer Group
Agiliti (AGTI)	Health Catalyst (HCAT)	NRC Health (NRC)	Tabula Rasa HealthCare (TRHC)
American Well (AMWL)	HealthEquity (HQY)	NextGen Healthcare (NXGN)	Yext (YEXT)
AppFolio (APPF)	HealthStream (HSTM)	Phreesia (PHR)
Computer Programs and Systems (CPSI)	Hims & Hers Health (HIMS)	Progyny (PGNY)
GoodRx Holdings (GDRX)	Model N (MODN)	Sharecare (SHCR)
Executive Compensation Components
For fiscal year 2024, the principal components of compensation for our named executive officers were: (1) base salary; (2) annual performance-based incentives in the form of a cash bonus; and (3) long-term incentive awards pursuant to the 2020 Equity Incentive Plan. As part of fiscal year 2024 compensation, long-term incentive awards comprised a mix of performance stock units and restricted stock units, which are further detailed below.
Base Salary
We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries established for our named executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by our compensation committee and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide our named executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance. The initial base salary for our named executive officers is established in their employment agreements or written offer letters, as applicable.
Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit-based increases to salaries of the executives are based on our compensation committee’s assessment of the individual’s performance.
When setting the annual base salaries of our executives, our compensation committee primarily considers the scope of an executive’s responsibilities, internal pay equity, the executive’s individual performance, and relative competitiveness with our peer group to ensure that the base salary component of the total direct compensation attracts and retains superior executive talent. Our compensation committee reviews these criteria collectively but does not assign a weight to any criterion when setting base salaries. Each base salary adjustment is made by our compensation committee subjectively based upon the foregoing.
The base salary rates for each of our named executive officers are set forth in the following table:

Name	Base Salary Rate for Fiscal Year 2024 ($)
Rajeev Singh	500,000
Stephen H. Barnes	400,000
Robert Cavanaugh	410,000
Richard Eskew	350,000
The base salary rates for fiscal 2024 for each named executive officer did not increase from their previous fiscal 2023 year-end levels.

Annual Incentives
Our named executive officers are eligible for annual bonuses based on Company performance, with payment amounts determined by our compensation committee based on the compensation committee’s assessment of performance for the applicable year. The annual incentive plan is intended to focus the entire organization on meeting or exceeding the annual performance goals that are set during the early part of each year and approved by our compensation committee, while also providing significant opportunity to reward individual contributions.
Each named executive officer’s annual bonus opportunity under our annual incentive plan is tied to such executive’s base salary rate in effect during the fiscal year. An executive’s annual bonus opportunity generally increases as their ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, their variable compensation in the form of an annual bonus, which is dependent on Company performance, generally makes up a larger portion of the executive’s total compensation.
The fiscal year 2024 annual bonus opportunity for each of our named executive officers is set forth in the following table:

	Incentive Opportunity as % of Base Salary(1)
Name	Threshold	Target	Maximum	Target Bonus ($)(2)
Rajeev Singh	0	100	125.0	500,000
Stephen H. Barnes	0	70	87.5	280,000
Robert Cavanaugh	0	75	93.8	307,500
Richard Eskew	0	55	68.8	192,500
___________________________
(1)There is no threshold and no increase for performance above maximum. Further, to the extent actual performance falls between two performance levels, linear interpolation is applied.
(2)The target bonus amount is based on eligible base salary earnings during fiscal year 2024.
Target annual incentive opportunities for each named executive officer were unchanged from their previous fiscal 2023 year-end target levels.
For our fiscal year 2024 annual incentive plan, our compensation committee determined to use the pre-established performance goals noted in the table below. Our compensation committee believes these performance goals reflect commonly recognized measures of financial and operating performance within our industry and are key drivers of sustained value creation for our stockholders. The performance goals and weightings, in addition to our actual performance, are set forth in the table below. Revenue, New Bookings (ARR), and Net Promoter Score have target levels of achievement as well as a pay-and-performance curve around target with threshold and maximum levels. Given the importance of achieving our Adjusted EBITDA target, this metric's achievement evaluation was structured as all-or-nothing.

Performance Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Revenue(1)	25%	$396.2 million	$417.0 million	$625.5 million	$414.3 million
New Bookings (ARR)(2)	25%	$76.5 million	$90.0 million	$135.0 million	$86.2 million
Adjusted EBITDA(3)	25%	$(8.0) million	$(8.0) million	$(8.0) million	$(7.5) million
Net Promoter Score(4)	25%	48	60	100	71
___________________________
(1)“Revenue” has the generally accepted meaning under U.S. GAAP accounting standards and refers to revenues reported in our quarterly 10-Q and annual 10-K filings. The Threshold represents 95% of the Target. Achievement between the Threshold and Target is linear from a minimum achievement payout of 50%, and then linear from 100% to 150% between the Target and Maximum achievement level.
(2)“New Bookings (ARR)” refers to the annual recurring revenue generated by newly closed customer agreements within the subject fiscal year. Annual recurring revenue is the measure of estimated maximum average revenue to be generated from a customer agreement in each fiscal year for which the deal will cover. For example, if we sign a customer deal we estimate could generate a maximum of $30 million over a three (3) year contract period, then the annual recurring revenue would be $10 million. New Bookings is the aggregate amount of new annual recurring revenue generated in that fiscal year. New Bookings (ARR) was selected because it reflects our ability to acquire new customers and grow our business. The Threshold represents 85% of the Target. Achievement between the Threshold and Target is linear from a minimum achievement payout of 85%, and then linear from 100% to 150% between the Target and Maximum achievement level.
(3)“Adjusted EBITDA” is a non-GAAP financial measure reported in our quarterly 10-Q and annual 10-K filings that we define as net loss adjusted to exclude interest expense (income), income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, change in fair value of contingent consideration, goodwill impairment, severance costs, and other expense (income). We believe Adjusted EBITDA provides a useful measure in evaluating our operating performance compared to that of other companies in our industry, as this measure generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. The Threshold represents 100% of the Target. The Maximum achievement level is set at 100% achievement.
(4)“Net Promoter Score” is the measure of the satisfaction of our members with our services as calculated through the survey of such members telephonically or via the web. We believe Net Promoter Score is an important measure of the quality of our services and the outcomes that we deliver for those members. The Threshold represents 80% of the Target. Achievement between the Threshold and Target is linear from a minimum achievement payout of 80% to a maximum achievement payout of 125%.
In April 2024, the compensation committee reviewed our performance against the above-referenced measures, and determined that performance goals were achieved as follows:

Performance Goal	Achievement (%)
Revenue	93.5%
New Bookings (ARR)	85.9%
Adjusted EBITDA	100.0%
Net Promoter Score	101.1%
Formulaic Achievement	95.1%
Achievement Based on Compensation Committee Determination	0.0%
Although the achievement of each of the performance goals of fiscal 2024 approached or exceeded the 100% achievement level, the Compensation Committee determined it appropriate to not pay a cash bonus based on a number of factors, including macroeconomic market factors and lower than expected customer retention in fiscal 2024.
Long-Term Incentive Awards
We utilize long-term incentive awards under the 2020 Plan to align executive compensation and performance, incentivize the advancement of our critical business objectives, promote long-term stockholder value creation, and reward and retain key employees. Consistent with this approach, for fiscal 2024, the majority of our named executive officers’ annual compensation was provided in the form of performance stock units (PSUs) and time-based restricted stock units (RSUs). As noted above, PSUs were added in fiscal 2024 to further align executive compensation with shareholder interests by ensuring a balanced approach to growth and profitability while remaining focused on customer satisfaction and retention.
The Compensation Committee believes that equity awards with time-based vesting align the interests of our named executive officers with the interests of our stockholders by promoting the stability and retention of an effective executive team over the longer term. It further believes that by granting our executive officers long-term incentives in the form of equity awards better ensures they take a longer-term view of the business and associated strategies for growth. Meaningful equity ownership afforded by the grant of such long-term equity awards helps attract and retain the named executive officers and other key employees. In consultation with FW Cook, our compensation consultant, the Committee considers the range between the 25th to 75th percentile relative to our peer companies as a reference in determining the target value of equity grants issued upon hire and then annually thereafter. The Committee also factors in the role and experience of the named executive officer, as well as prior compensation level, in determining target value of equity awards. Further, the Committee retains discretion to make adjustments as it deems appropriate to ensure alignment of the interests of named executive officers with those of stockholders or encourage retention.
PSU awards granted to our named executive officers during fiscal 2024 vest after the fiscal year ending February 28, 2026 based on achievement of performance metrics for revenue, Adjusted EBITDA, and Gross Dollar Retention for each of the fiscal years 2024, 2025, and 2026. These performance metrics are equally weighted with each accounting for 1/3rd of the achievement. The number of PSUs that will be issued to our named executive officers at the end of the performance period will be between 0% and 200% of the grant based on the actual achievement of the performance metrics.
RSU awards granted to our named executive officers during fiscal 2024 vest over a three-year period, with 33.3% of the award vesting on the first anniversary of the grant date and the remainder vesting in 24 substantially equal monthly installments thereafter. The vesting of RSUs is subject to an executive officer’s continued provision of services to us through each applicable vesting date.
In June 2023, based on the Committee’s review of market data from our peer group and factoring in our performance for fiscal year 2023, our compensation committee approved the grant of the following time-based RSUs and PSUs to each of our named executive officers. The vesting period for RSUs and PSUs commenced on June 1, 2023.

Name	Restricted Stock Units (#)	Performance Stock Units (#)(1)
Rajeev Singh	136,293	136,293
Stephen H. Barnes	56,464	56,464
Robert Cavanaugh	56,464	56,464
Richard Eskew	27,259	27,259

(1)Represents PSUs at 100% of target. The number of PSUs that will be issued to our named executive officers at the end of the performance period will be between 0% and 200% of the grant based on the actual achievement of performance metrics.
Other Benefits
Employee Benefit and Retirement Programs
We maintain a health and welfare plan and a qualified defined contribution 401(k) plan in which all of our eligible employees, including our named executive officers, may participate. The Company matches 100% of up to the first 3.5% of a participant’s deferral, up to $3,500 per year under the 401(k) plan. Company contributions are vested over a period of four years of service.
Perquisites
We generally do not provide significant perquisites or personal benefits to our named executive officers.
Employment Agreements and Severance Benefits
We provide certain of our named executive officers with certain severance protections in their employment agreements in order to attract and retain an appropriate caliber of talent for such positions. Our employment agreements with the named executive officers and the severance provisions set forth therein are summarized below under “— Compensation Arrangements with our Named Executive Officers” and “— Potential Payments upon Termination or Change in Control.” We intend to periodically review the level of the benefits in these agreements.
Governance and Other Considerations
Clawback Policy
In April 2023, our Board adopted a Clawback Policy that applies to incentive-based compensation received by our executive officers, as each of those terms are defined in 229 C.F.R. Sec. 240.10D-1(d). In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting measure (also as defined in 229 C.F.R. Sec. 240.10D-1(d)), then the Company will promptly recover any incentive-based compensation received by our executive officers during the three (3) completed fiscal years immediately preceding the date the Company is required to prepare the accounting restatement in excess of the amounts that would have been otherwise received based on the accounting restatement. Such Clawback Policy applies to incentive-based compensation received by an executive officer solely for the period during which they served as an executive officer. The Company’s Compensation Committee shall determine the application and timing of any recoupment of erroneously awarded compensation under the Clawback Policy.
The SEC has adopted final rules implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation, and the Nasdaq stock exchange has proposed listing standards thereunder. We will monitor and amend the Clawback Policy as necessary to reflect the final Nasdaq listing standards during the required timeframe in compliance therewith. A copy of the Clawback Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended February 29, 2024.
Stock Ownership Guidelines
In April 2023, our Board adopted Stock Ownership Guidelines that require each non-employee director and executive officer to own the Company’s stock at meaningful levels to further align the interests of directors and executives to our stockholders. The Stock Ownership Guidelines set forth three (3) tiers of stock ownership, as follows:
◦Tier 1: Non-Employee Directors at 5 times the cash annual retainer amount;
◦Tier 2: Chief Executive Officer at 6 times base annual salary; and
◦Tier 3: Other Executive Officers at 2 times base annual salary.
The Stock Ownership Guidelines are measured annually as of January 1st of each year, commencing January 1, 2024, using the average of the month-end closing prices of the Company's stock for the prior 12 months . Unvested and unexercised stock options and performance stock units for which the performance-based criteria has not been met do not count towards compliance with the Stock Ownership Guidelines. Shares equal to the number of vested deferred stock units and 50% of unvested shares of time-based restricted stock units count towards compliance. In the event a non-employee director or executive officer falls out of compliance with the Stock Ownership Guidelines at any time, he or she will be required to maintain a certain percentage of the shares (net of tax and exercise costs) acquired through the vesting of awards until the Stock Ownership Guidelines are satisfied. Non-employee directors and our CEO are required to maintain 75% of shares acquired and other executive officers are required to maintain 50% of shares acquired. As of January 1, 2024, Messrs. Singh, Barnes, Cavanaugh, and Hilton met the levels of ownership required in the Stock Ownership Guidelines. All other non-employee directors and executive officers are working towards meeting the required levels of ownership, but were otherwise in compliance with all other terms in the Stock Ownership Guidelines.
Prohibition on Hedging and Pledging
The Company’s Insider Trading Policy (the “Policy”) prohibits directors and employees, including our named executive officers, from (1) engaging in inherently speculative transactions, (2) entering into hedging or monetization transactions involving our Company stock and (3) holding our Company stock in a margin account or pledging our Company stock as collateral for a loan. The Policy also discourages placing standing or limit orders on the Company’s securities. We maintain this Policy because such transactions could create the appearance that the person is trading on inside information, and we believe this Policy serves to further align the interests of our employees, executives and directors with our stockholders’ interests. A summary of the Policy is set forth below:
Inherently Speculative Transactions. Persons subject to this Policy may not engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
Margin Accounts and Pledges. Persons subject to this Policy may not pledge any Company securities as collateral for a loan and such person may not hold Company securities as collateral in a margin account. Such persons may not have control over these transactions as the securities may be sold at certain times without such person’s consent. A margin or foreclosure sale that occurs when a person subject to this Policy is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.
Hedges and Monetization Transactions. Persons subject to this Policy may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may permit a person to own Company securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s stockholders generally.
Tax Implications
One of the factors the Committee considers when determining executive compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year. While our compensation committee generally considers this limit when determining compensation, there are instances in which our compensation committee has concluded, and reserves the discretion to conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024.
THE COMPENSATION COMMITTEE
Jeffrey Brodsky, Chair
Jeffrey Jordan
Patricia Wadors
SUMMARY COMPENSATION TABLE
The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended February 29, 2024, February 28, 2023, and February 28, 2022.

Name	Fiscal Year	Salary ($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)(4)	Total ($)
Rajeev Singh	2024	500,000	3,320,097	—	—	3,500	3,823,597
Chief Executive Officer	2023	500,000	601,983	617,924	275,000	3,500	1,998,407
	2022	470,769	2,390,143	2,861,124	373,467	3,000	6,098,503	(5)
Stephen H. Barnes	2024	400,000	1,375,463	—	—	3,500	1,778,963
Chief Financial Officer	2023	400,000	292,594	288,365	153,997	3,500	1,138,456
	2022	388,307	1,062,262	1,271,614	211,353	3,000	2,936,536	(5)
Robert Cavanaugh	2024	410,000	1,375,463	—	—	3,500	1,788,963
President	2023	410,000	282,241	266,051	169,126	3,500	1,130,918
	2022	399,769	1,306,636	1,564,078	242,161	3,000	3,515,644	(5)
Richard Eskew	2024	350,000	664,030	—	—	3,500	1,017,530
Executive Vice President, General Counsel, and Chief Compliance Officer
___________________________
(1)The amounts in this column represent the aggregate award date fair value of awards made during the fiscal year ended February 29, 2024, as computed in accordance with ASC 718. For time-based restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. For performance-based stock unit awards, the fair value is based upon the probable outcome of the performance conditions as of the grant date. For these purposes, the fair values of the performance-based stock unit awards were computed based on achieving the target level. The actual value realized by a named executive officer related to time-based restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards. In addition, the actual value realized by a named executive officer related to performance stock unit awards will depend on the achievement of defined performance metrics and the market value of our common stock on the date the underlying stock is sold following vesting of the awards. The value at target level and the maximum possible value of performance stock units granted in fiscal 2024, based on the closing price of our stock on the date they were granted, is as follows:

Name	Target Value of Fiscal 2024 PSUs ($)	Maximum Possible Value of Fiscal 2024 PSUs ($)
Rajeev Singh	1,666,863	3,333,726
Stephen H. Barnes	690,555	1,381,110
Robert Cavanaugh	690,555	1,381,110
Richard Eskew	333,378	666,756

(2)Amounts reflect the grant date fair value of option awards in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 29, 2024. These amounts do not necessarily correspond to the actual value that the named executive officers will realize upon the exercise of the stock options or any sale of the underlying shares of common stock.
(3)Amounts represent the annual performance-based cash bonuses earned by our named executive officers based on the achievement of certain corporate performance objectives and individual performance during the applicable fiscal year. Please see the descriptions of the annual performance bonuses paid to our named executive officers under “— Annual Incentives” above. A portion of the fiscal 2023 performance-based bonus earned in performance stock units is included in the “Stock Awards” column.
(4)Amounts shown in this column represent matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see above under “— Employee Benefit and Retirement Programs.”
(5)The value of stock and option awards granted during fiscal 2022 was based on the June 16, 2021 grant date price of $53.38 per share which preceded a market-wide drop in stock prices which similarly impacted the Company’s stock price along with others in the healthcare technology sector.
GRANTS OF PLAN-BASED AWARDS
The following table presents certain information regarding grants of plan-based awards to our named executive officers for the fiscal year ended February 29, 2024. All awards were issued under the 2020 Equity Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rajeev Singh	N/A	0	500,000	625,000
	6/26/2023				0	136,293	272,586		1,666,863
	6/27/2023							136,293	1,653,234
Stephen H. Barnes	N/A	0	280,000	350,000
	6/26/2023				0	56,464	112,928		690,555
	6/27/2023							56,464	684,908
Robert Cavanaugh	N/A	0	307,500	384,375
	6/26/2023				0	56,464	112,928		690,555
	6/27/2023							56,464	684,908
Richard Eskew	N/A	0	192,500	240,625
	6/26/2023				0	27,259	54,518		333,378
	6/27/2023							27,259	330,652
___________________________
(1)Represents the range of possible cash payouts to our named executive officers for fiscal year 2024 as further described above under “—Annual Incentives.”
(2)This includes PSUs granted in fiscal 2024 as further described above under “—Long-Term Incentive Awards.”
(3)This includes RSUs granted in fiscal 2024. RSUs vest at a rate of 1/3 of the total number of shares on June 1, 2024 and 1/36th of the total number of shares on the first of each month thereafter for so long as the named executive officer provides continuous service to the Company, such that the total number of shares shall be fully vested in June 2026.
(4)Amounts in this column reflect the aggregate grant date fair value of awards granted during fiscal 2024 computed in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 29, 2024.

COMPENSATION ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
Rajeev Singh. In October 2015, we entered into an Employment Agreement with Mr. Singh (the “Singh Employment Agreement”). The Singh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Singh’s initial annual base salary of $400,000, an initial discretionary target bonus opportunity per year of up to sixty percent (60%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”
Stephen Barnes. On December 1, 2014, we entered into a Letter Agreement with Mr. Barnes (the “Barnes Employment Agreement”). The Barnes Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Barnes’s initial annual base salary of $400,000, a one-time bonus payment of $100,000 paid in April 2015, an initial discretionary target bonus opportunity per year of up to fifty percent (50%) of the base salary, the terms of his initial stock option grant, and severance benefits upon an involuntary termination, as described below in “— Potential Payments upon Termination or Change in Control.”
Robert Cavanaugh. On October 26, 2015, we entered into a Letter Agreement with Mr. Cavanaugh (the “Cavanaugh Employment Agreement”). The Cavanaugh Employment Agreement has no specific term, provides for at-will employment and reflects Mr. Cavanaugh’s initial annual base salary of $350,000, an initial discretionary target bonus opportunity per year of up to fifty percent (50%) of the base salary, and the terms of his initial stock option grant. The Cavanaugh Employment Agreement does not contain provisions regarding severance benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of February 29, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options Unexercisable(1)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Yet Vested ($)(4)
Rajeev Singh	10/30/2015	904,809	— (a)	4.20	10/30/2025
	7/26/2017	18,125	— (b)	4.50	7/26/2027
	5/3/2018	12,500	— (c)	4.70	5/2/2028
	6/25/2019	504,469	— (e)	9.60	6/24/2029
	6/17/2020	155,346	12,500(f)	17.50	6/16/2030
	6/16/2021	59,701	29,851(h)	53.38	6/15/2031
	6/16/2021					14,926(5)	152,992
	6/29/2022					26,401(6)	270,610
	6/29/2022	66,999	53,601(2)	8.03	6/29/2032
	6/26/2023							136,293	1,397,003
	6/27/2023					136,293(7)	1,397,003
Stephen H. Barnes	2/1/2015	78,000	— (g)	4.20	2/1/2025
	4/26/2017	15,000	— (d)	4.20	4/26/2027
	5/3/2018	8,500	— (c)	4.70	5/2/2028
	6/25/2019	135,000	— (e)	9.60	6/24/2029
	6/17/2020	102,301	8,334(f)	17.50	6/16/2030
	6/16/2021	26,533	13,268(h)	53.38	6/15/2031
	6/16/2021					6,634(5)	67,999
	6/29/2022					12,321(6)	126,290
	6/29/2022	31,265	25,015(2)	8.03	6/29/2032
	6/26/2023							56,464	578,756
	6/27/2023					56,464(7)	578,756
Robert Cavanaugh	10/30/2015	564,750	— (a)	4.20	10/30/2025
	4/26/2017	15,000	— (b)	4.20	4/26/2027
	5/3/2018	8,500	— (c)	4.70	5/2/2028
	6/25/2019	200,000	— (e)	9.60	6/24/2029
	6/17/2020	105,637	8,334(f)	17.50	6/16/2030
	6/16/2021	32,635	16,320(h)	53.38	6/15/2031
	6/16/2021					8,160(5)	83,640
	6/29/2022					11,368(6)	116,522
	6/29/2022	28,846	23,079(2)	8.03	6/29/2032
	6/26/2023							56,464	578,756
	6/27/2023					56,464(7)	578,756
Richard Eskew	4/26/2017	10,250	— (d)	4.20	4/26/2027
	5/3/2018	20,000	— (c)	4.70	5/2/2028
	12/21/2018	20,000	— (i)	6.55	12/20/2028
	6/25/2019	12,000	— (e)	9.60	6/24/2029
	6/17/2020	34,489	2,338(f)	17.50	6/16/2030
	6/16/2021	8,291	4,147(h)	53.38	6/15/2031
	6/16/2021					6,220(5)	63,755
	6/10/2022					5,000(8)	51,250
	6/10/2022	16,666	3,334(j)	6.27	6/10/2032
	6/26/2023							27,259	279,405
	6/27/2023					27,259(7)	279,405
___________________________
(1)Except as individually footnoted, the unvested shares in this column are scheduled to vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date as detailed below, and thereafter 1/48th of the shares vest each month, subject to continued service with us through each relevant vesting date.

(a)Vesting commencement date of 10/30/2015
(b)Vesting commencement date of 7/26/2017.
(c)Vesting commencement date of 4/1/2018.
(d)Vesting commencement date of 4/1/2017.
(e)Vesting commencement date of 6/25/2019.
(f)Vesting commencement date of 6/1/2020.
(g)Vesting commencement date of 2/1/2015.
(h)Vesting commencement date of 6/16/2021.
(i)Vesting commencement date of 12/21/2018.
(j)The unvested shares are scheduled to vest over a two-year period commencing June 1, 2022 (the "June 2022 Vesting Commencement Date"), as follows: (1) in the first year following the June 2022 Vesting Commencement Date, 1/8th of the total number of shares each quarter following the June 2022 Vesting Commencement Date, and (2) in the second year following the June 2022 Vesting Commencement Date, 1/24th of the total number of shares each month of such second year of vesting, such that the total number of shares shall be fully vested on the two-year anniversary of the June 2022 Vesting Commencement Date.
(2)The unvested shares are scheduled to vest over a three-year period as follows: 1/3 of the shares underlying the options vest on the one-year anniversary of the vesting commencement date of 6/10/2023, and thereafter 1/36th of the shares vest each month, subject to continued service with us through each relevant vesting date.
(3)All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors or compensation committee.
(4)The fair value of shares that have not vested was computed by multiplying the closing price of our common stock on February 29, 2024 of $10.25, as reported by Nasdaq Global Select Market, by the number of restricted stock units or performance stock units that had not yet vested.
(5)The shares subject to this RSU shall vest at a rate of twenty-five percent of the total number of shares on the one-year anniversary of June 16, 2021 (the “June 2021 Vesting Commencement Date”) and 1/48th of the total number of shares each monthly anniversary of the June 2021 Vesting Commencement Date thereafter for so long as the named executive officer provides continuous service to the Company, such that the total number of shares shall be fully vested on the four-year anniversary of the June 2021 Vesting Commencement Date.
(6)The shares subject to this RSU shall vest at a rate of 1/3 of the total number of shares on the one-year anniversary of June 10, 2022 (the “June 2022 Vesting Commencement Date”) and 1/36th of the total number of shares each monthly anniversary of the June 2022 Vesting Commencement date thereafter for so long as the named executive officer provides continuous service to the Company, such that the total number of shares shall be fully vested on the three-year anniversary of the June 2022 Vesting Commencement Date.
(7)The shares subject to this RSU shall vest at a rate of 1/3 of the total number of shares on June 1, 2024 and 1/36th of the total number of shares on the first of each month thereafter for so long as the named executive officer provides continuous service to the Company, such that the total number of shares shall be fully vested in June 2026.
(8)The shares subject to this RSU shall vest over a two-year period commencing June 1, 2022 (the "June 2022 Vesting Commencement Date"), as follows: (1) in the first year following the June 2022 Vesting Commencement Date, 1/8th of the total number of shares each quarter following the June 2022 Vesting Commencement Date, and (2) in the second year following the June 2022 Vesting Commencement Date, 1/24th of the total number of shares each month of such second year of vesting, such that the total number of shares shall be fully vested on the two-year anniversary of the June 2022 Vesting Commencement Date.
OPTION EXERCISES AND STOCK VESTED
The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock units by our NEOs during the fiscal year ended February 29, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rajeev Singh	675,102	4,173,329	64,387	773,347
Stephen Barnes	28,000	108,360	31,683	378,356
Robert Cavanaugh	-	-	32,746	388,563
Richard Eskew	-	-	28,526	332,851
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Certain of our named executive officers are eligible for severance benefits pursuant to their employment agreements with us, as described above under the heading, “Compensation Arrangements with our Named Executive Officers.” In addition, each of our named executive officers holds equity awards that are subject to the terms of the equity incentive plan and award agreement thereunder under which such awards were granted.

Regardless of the manner in which service terminates, Mr. Singh is entitled to receive amounts earned during his term of service, including unpaid salary and unused vacation.
Upon an involuntary termination (including due to death or disability), termination without Cause or resignation for Good Reason (each as defined in the Singh Employment Agreement), Mr. Singh is eligible for severance benefits in the form of a payment equal to 12 months of base salary and the acceleration of all outstanding equity awards to the extent such awards would have otherwise become vested if Mr. Singh’s employment had not been terminated for a period of nine months following such termination. Upon termination without Cause or resignation for Good Reason within one-year of a Company Transaction (as defined in the Amended and Restated 2007 Stock Option Plan (the “2007 Plan”)), Mr. Singh’s outstanding equity awards vest according to the vesting acceleration provisions set forth in the respective award agreements.
Upon an involuntary termination, except a Termination for Cause (as defined in the Barnes Employment Agreement), Mr. Barnes is eligible for severance benefits in the form of (i) continued base compensation and (ii) payment of COBRA premiums, for up to one year from the date of termination or, if earlier, the date Mr. Barnes next becomes employed full-time by another employer. In the event that Mr. Barnes is terminated as a result of an acquisition of the Company, all of Mr. Barnes’ outstanding unvested options shall immediately vest.
Each of our named executive officers’ stock options are subject to the terms of the 2007 Plan and form of share option agreement thereunder. If in connection with certain Company Transactions (as defined in the 2007 Plan), a successor entity (or parent thereof) does not assume or substitute outstanding options under our 2007 Plan prior to the effective date of the Company Transaction, each then outstanding option will become fully vested and exercisable. All outstanding repurchase rights under our 2007 Plan (to the extent there are any) shall be assigned to the successor entity (or parent thereof) in the event of any Company Transaction. If the successor entity (or parent thereof) does not accept such assignment, the outstanding repurchase rights shall terminate automatically, and the shares subject to those terminated rights shall immediately vest in full, upon the consummation of the Company Transaction, unless otherwise precluded by limitations imposed at the time of issuance.
The following table presents the potential payments upon termination of employment or a change in control for our named executive officers. The table assumes that the triggering event took place on February 29, 2024, the last day of our 2024 fiscal year.

Name	Cash Severance ($)	Benefit Continuation ($)	Equity Awards ($)(2)	Total ($)
Rajeev Singh
Termination except for cause	500,000	—	812,009	1,312,009
Termination in connection with change in control(1)	500,000	—	3,377,254	3,877,254
Stephen H. Barnes
Termination except for cause	400,000	22,190	—	422,190
Termination in connection with change in control(1)	400,000	—	1,424,182	1,824,182
Robert Cavanaugh
Termination in connection with change in control(1)	—	—	1,425,747	1,425,747
Richard Eskew
Termination in connection with change in control(1)	—	—	695,219	695,219
___________________________
(1)On April 28, 2022, we entered into Equity Vesting Acceleration Agreements with each of our named executive officers. These agreements provide that in the event that a named executive officer’s employment terminated within 12 months following a Corporate Transaction (as defined in our 2020 Equity Incentive Plan) or two months preceding a Corporate transaction, in each case resulting from (a) the Company terminating such named executive officer for any reason other than Cause (as defined in our 2020 Equity Incentive Plan) or (b) such named executive officer voluntarily resigns for Good Reason (as defined in the Equity Vesting Acceleration Agreements), then each of such named executive officer’s then outstanding unvested equity awards, including awards that otherwise vest only upon satisfaction of performance criteria, shall accelerate and become exercisable with respect to 100% of the then unvested shares subject to such equity awards. Such severance benefits are conditional on such named executive officer delivering, and not revoking, in the form provided by us, a general release of claims against the Company or persons affiliated with the Company and allowing such release to become effective.
(2)For stock options, the amount reflects the excess of the market price of $10.25 of our common stock on February 29, 2024 over the exercise price of all in-the-money stock options, multiplied by the number of unvested shares that would vest upon the event. For restricted stock units, the amount reflects the market price of $10.25 of our common stock on February 29, 2024 multiplied by the number of unvested shares that would vest upon the event. For performance stock units, the amount reflects the market price of $10.25 of our common stock on February 29, 2024 multiplied by the number of unvested shares achieved during the fiscal 2024 performance period, plus the market price of $10.25 of our common stock on February 29, 2024 multiplied by the number of unvested shares subject to fiscal 2025 and 2026 performance periods at target that would vest upon the change in control. If the acquiring entity has stock that is publicly traded, the PSU award would be converted into time-based RSU awards of the acquiring entity at a value substantially equivalent to the value of the PSU award. If the acquiring entity does not have stock that is publicly traded and/or does not or cannot assume the rights and obligations under the PSU award, an amount will be paid in cash equal to the implied share price being used to effect the change of control multiplied by the sum of the number of shares of Accolade stock that would have otherwise been achieved during the fiscal 2024 performance period and the number of unvested shares subject to fiscal 2025 and 2026 performance periods at target that would vest upon the change in control.
CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee. For fiscal 2024, our median employee’s total compensation was $74,163. The total compensation of our Chief Executive Officer was $3,823,597 as reflected in the Summary Compensation Table. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 51.6 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u).
As permitted under SEC rules, we may identify our median employee for purposes of providing pay ratio disclosure once every three years, provided that there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2024 pay ratio disclosure. In accordance with SEC requirements, we determined that there have been no changes to the employee population or employee compensation arrangements in 2024 that would be significant to the pay ratio calculation. The median employee identified in 2023 was not employed by the Company throughout the fiscal 2024 compensation period. In accordance with SEC rules, we have replaced the 2023 median employee with an employee whose compensation is substantially similar. To identify our median employee in 2023, we first determined the annual total compensation earned by each of our employees, other than our CEO, as of February 28, 2023. We annualized the total compensation paid to those employees who commenced work at the Company in fiscal 2023.
Pay Versus Performance
The following table presents the compensation actually paid to our principal executive officer (CEO) and the average compensation actually paid to our non-CEO named executive officers (NEOs) during the fiscal years ended February 29, 2024, February 28, 2023, February 28, 2022, and February 28, 2021. For fiscal years 2021 through 2023, our CEO was Rajeev Singh and our non-CEO NEOs were Stephen Barnes, Robert Cavanaugh, and Michael Hilton. For fiscal 2024, our CEO was Rajeev Singh and our non-CEO NEOs were Stephen Barnes, Robert Cavanaugh, and Richard Eskew.

					Value of Initial Fixed $100 Investment Based On(5):
Fiscal Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)	Average Compensation Actually Paid to Non-CEO NEOs(4)	Total Shareholder Return	Peer Group Total Shareholder Return(6)	Net Loss(7) ($ thousands)	Adjusted EBITDA(8) ($ thousands)
2024	3,823,597	3,687,377	1,528,485	1,474,435	34.51	96.28	(99,805)	(7,491)
2023	1,998,407	358,008	987,049	313,369	37.41	87.47	(459,650)	(36,505)
2022	6,098,503	(4,939,212)	2,972,559	(1,405,292)	60.54	92.55	(123,124)	(42,375)
2021	2,592,000	17,507,616	1,656,901	6,936,121	149.23	118.90	(50,652)	(26,939)
___________________________
(1)The dollar amounts reported are the amounts of total compensation reported for Mr. Singh for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)The dollar amounts reported represent the amount of compensation actually paid to Mr. Singh, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Singh during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table titled “Pay Versus Performance Calculation Detail” displays the adjustments made to Mr. Singh’s total compensation each year to determine the compensation actually paid.
(3)The dollar amounts reported are the average of the amounts of total compensation reported for the Company’s non-CEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table.
(4)The dollar amounts reported represent the average amount of compensation actually paid to the Company’s non-CEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the non-CEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the table titled “Pay Versus Performance Calculation Detail” displays the adjustments made to the non-CEO NEOs total compensation each year to determine the compensation actually paid.

(5)Based on an initial fixed investment of $100 on July 2, 2020, the date on which our common stock first began trading on the Nasdaq Global Select Market, until the last day of each reported fiscal year.
(6)Represents the weighted peer group total shareholder return, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Health Care Index.
(7)The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable year.
(8)The Company has determined that Adjusted EBITDA, a non-GAAP financial measure, is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance, as described above in “Compensation Discussion and Analysis.”
Pay Versus Performance Calculation Detail

	CEO	Non-CEO NEO Average
	2024	2024
Summary Compensation Table Total	$3,823,597	$1,528,485
Less: Value of Equity Awards Reported in Summary Compensation Table	(3,320,097)	(1,138,319)
Year-end Fair Value of Equity Awards Granted in the Fiscal Year	3,149,615	1,079,867
Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(158,950)	(57,014)
Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	193,212	61,416
Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	-	-
Compensation Actually Paid	$3,687,377	$1,474,435

The assumptions used in calculating the fair value of the fiscal 2024 equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of the (i) options granted on or between June 25, 2019 and June 29, 2022 used an estimated term between 1.35 and 8.29 years in fiscal 2024, as compared to an estimated term between 5.53 and 6.08 years to calculate the grant date fair value of such options, and (ii) fiscal 2024 PSUs assumed a payout of 126% as compared to the grant date fair value calculations which assumed a payout at target.

Relationship between Compensation Actually Paid and Performance Measures
Below are graphs showing the relationship of Compensation Actually Paid (CAP) to our CEO and the average CAP for our non-CEO NEOs in fiscal 2024, 2023, 2022, and 2021 to the total shareholder return (TSR) of Accolade stock and the Nasdaq Healthcare Index, the Company’s net loss, and the Company’s Adjusted EBITDA.

Accolade & Peer TSR vs. CAP
Compensation Actually Paid
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$(5,000,000)
Value of $100 Invested from July 2, 2020
$160
$140
$120
$100
$80
$60
$40
$20
$0
$149.2
$118.9
$92.6
$60.5
$87.5
$37.4
$96.3
$34.5
2021
2022
2023
2024
CEO CAP
Average non-CEO NEO CAP
Accolade TSR
Nasdaq Health Care Index TSR

Accolade Net Loss vs. CAP
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$(5,000,000)
Compensation Actually Paid
$0
$(50)
$(100)
$(150)
$(200)
$(250)
$(300)
$(350)
$(400)
$(450)
$(500)
Net Loss ($M)
$(50.7)
$(123.1)
$(459.7)
$(99.8)
2021
2022
2023
2024
CEO CAP
Average non-CEO NEO CAP
Net Loss

Accolade Adjusted EBITDA vs. CAP
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
$(5,000,000)
Compensation Actually Paid
$0
$(5)
$(10)
$(15)
$(20)
$(25)
$(30)
$(35)
$(40)
$(45)
Adjusted EBITDA ($M)
$(26.9)
$(42.4)
$(36.5)
$(7.5)
2021
2022
2023
2024
CEO CAP
Average non-CEO NEO CAP
Adjusted EBITDA

Listed below are the performance measures which represent the most important performance measures we use to link compensation actually paid for fiscal 2024 to our NEOs to Company performance.
•Revenue
•Adjusted EBITDA
•Gross Dollar Retention
•Annual Recurring Revenue
•Net Promoter Score
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
COMPENSATION AND RISK
Our compensation committee strives to provide strong incentives to management for the long-term, while avoiding excessive risk-taking in the short-term. We have utilized FW Cook, an independent third party, to advise the compensation committee on matters related to the compensation of our directors and executive officers. The compensation committee believes that the design of our compensation program and the level of oversight is sufficient to mitigate potential risks associated with our current policies and practices. Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures.
In its review of the Company’s compensation program and practices in fiscal year 2024, the compensation committee concluded that our compensation plans provide incentives that appropriately balance risk and reward to dissuade unnecessary and excessive risk; are compatible with effective controls and risk management; are supportive of strong governance, including active oversight by the compensation committee; and are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2025 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2008. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy at the Annual Meeting will be required to ratify the selection of KPMG LLP.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended February 29, 2024 and February 28, 2023 by KPMG LLP, the Company’s principal accountant.

	Fiscal Year Ended February 28(29),
	2024	2023
Audit Fees(1)	$2,714,500	$2,503,258
Audit-related Fees	—	—
Tax Fees(2)	22,520	15,126
All Other Fees	—	—
Total Fees	$2,737,020	$2,518,384
___________________________
(1)Includes the aggregate fees paid or payable for professional services rendered for the audits of the Company’s annual consolidated financial statements and the reviews of interim financial information. The fees for the fiscal years ended February 28(29), 2024 and 2023 included audits of internal control over financial reporting and fees billed for services rendered in connection with the issuance of consents, comfort letters and review of documents filed with the SEC.
(2)Includes the aggregate fees billed for tax return compliance, transfer pricing, and tax consultations.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

Report of the Audit Committee of the Board of Directors(1)
Our Audit Committee consists of Mr. Klein, Ms. Lepore, and Dr. Nabel. Our Board of Directors has determined each member of our Audit Committee to be independent under the listing standards and Rule 10A-3(b)(1) of the Exchange Act. The Audit Committee was constituted in February 2020. Our Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.accolade.com/corporate-governance/governance-overview. The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board of Directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm.
It is not the duty of the Audit Committee to plan or conduct audits or to prepare our consolidated financial statements. Management is responsible for preparing our consolidated financial statements and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing their opinion as to the fair presentation of our financial condition, results of operations, and cash flows, in accordance with GAAP. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, our independent registered public accounting firm; and the evaluation of the independence of our independent registered public accounting firm.
In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by our management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of our consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States, or that our consolidated financial statements are presented in accordance with GAAP.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended February 29, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024.
Mr. Peter Klein, Chair
Ms. Dawn Lepore
Dr. Elizabeth Nabel
___________________________
(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our capital stock as of May 31, 2024 for:
•each of our named executive officers;
•each of our directors;
•all of our executive officers and directors as a group; and
•each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 78,836,248 shares of common stock outstanding as of May 31, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of May 31, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Accolade, Inc., 1201 Third Avenue, Suite 1700, Seattle, WA 98101.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% and Greater Stockholders:
JPMorgan Chase & Co.(1)	6,411,973	8.2%
Brown Advisory Incorporated(2)	5,892,043	7.5%
BlackRock, Inc.(3)	5,660,665	7.2%
ARK Investment Management LLC(4)	5,650,344	7.2%
Entities affiliated with Andreessen Horowitz(5)	5,398,708	6.8%
The Vanguard Group(6)	5,326,212	6.8%
Bellevue Group AG(7)	4,507,404	5.7%
Executive Officers and Directors:
Rajeev Singh(8)	3,215,402	4.1%
Robert Cavanaugh(9)	1,174,670	1.5%
Stephen Barnes(10)	620,999	*
Richard Eskew(11)	181,517	*
Jeffrey Brodsky(12)	31,078	*
Michael Hilton(13)	1,112,993	1.4%
Jeffrey Jordan(14)	18,563	*
Cindy Kent(15)	1,360	*
Peter Klein(16)	47,733	*
Dawn Lepore(17)	28,600	*
Elizabeth Nabel(18)	26,250	*
Patricia Wadors(19)	38,563	*
All executive officers and directors as a group (12 persons)(20)	6,497,728	8.2%
___________________________
*Represents beneficial ownership of less than 1%.

(1)This information is based on a Schedule 13G filed with the SEC on January 16, 2024 by JPMorgan Chase & Co. (JPMorgan). According to the Schedule 13G, as of December 29, 2023, JPMorgan has sole power to vote of 5,724,815 shares, shared power to vote or dispose of 3,358 shares, sole power to dispose or direct the disposition of 6,407,842 shares. The address for this entity is 383 Madison Avenue, New York, NY 10179.
(2)This information is based on a Schedule 13G filed with the SEC on February 9, 2024 by Brown Advisory Incorporated (Brown Advisory). According to the Schedule 13G, as of December 31, 2023, Brown Advisory has sole power to vote of 5,130,165 shares and shared power to dispose or direct the disposition of 5,892,043 shares. The address for this entity is 901 South Bond Street, Suite #400, Baltimore, MD 21231.
(3)This information is based on a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. (BlackRock). According to the Schedule 13G, as of December 31, 2023, BlackRock has sole power to vote of 5,541,814 shares and sole power to dispose or direct the disposition of 5,660,665 shares. The address for this entity is 50 Hudson Yards, New York, NY 10001.
(4)ARK Investment Management LLC reported on its website that it beneficially owned 5,892,043 shares of common stock as of May 31, 2024. The address for ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, FL 33701.
(5)Consists of: (i) 3,779,620 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the AH Parallel Fund IV Entities); and (ii) 1,619,088 shares held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the AH Fund IV Entities). AH Equity Partners IV (Parallel), L.L.C. (AH EP IV Parallel) is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. (AH EP IV) is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. The address for each of these individuals and entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(6)This information is based on a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard). According to the Schedule 13G, as of December 29, 2023, Vanguard has shared power to vote or direct the vote of 117,306 shares, sole power to dispose or direct the disposition of 5,144,510 shares, and shared power to dispose or direct the disposition of 181,702 shares. The address for this entity is 100 Vanguard Blvd, Malvern, PA 19355.
(7)This information is based on a Schedule 13G filed with the SEC on February 13, 2024 by Bellevue Group AG (Bellevue). According to the Schedule 13G, as of December 31, 2023, Bellevue has shared power to vote or direct the vote of 4,507,404 shares and shared power to dispose or direct the disposition of 4,507,404 shares. The address for this entity is Seestrasse 16, Kuesnacht, Switzerland, CH-8700.
(8)Consists of: (i) 748,876 shares held directly; (ii) 1,760,527 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024; (iii) 54,380 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024; and (iv) 651,619 shares held by Avanti Holdings, LLC. Mr. Singh is a partner of Avanti Holdings, LLC.
(9)Consists of: (i) 175,827 shares held directly; (ii) 976,014 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024; and (iii) 22,829 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024.
(10)Consists of: (i) 181,345 shares held directly; (ii) 416,896 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024; and (iii) 22,758 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024.
(11)Consists of: (i) 40,982 shares held directly; (ii) 128,664 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024; and (iii) 11,871 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024.
(12)Consists of 31,078 shares held directly.
(13)Consists of: (i) 147,340 shares held directly; (ii) 769,581 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024; (iii) 1,030 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024; and (iv) 195,042 shares held by the Hilton Family Trust. Mr. Hilton is trustee of the Hilton Family Trust.
(14)Consists of 18,563 shares held directly.
(15)Consists of 1,360 shares held by the Cindy R. Smith Kent Legacy Trust. Cindy Kent is trustee of the Cindy R. Smith Kent Legacy Trust.
(16)Consists of: (i) 19,133 shares held directly and (ii) 28,600 shares issuable pursuant to a stock option exercisable within 60 days of May 31, 2024.
(17)Consists of 28,600 shares issuable pursuant to stock options exercisable within 60 days of May 31, 2024
(18)Consists of 26,250 shares held directly.
(19)Consists of: (i) 18,563 shares held directly and (ii) 20,000 shares issuable pursuant to a stock option exercisable within 60 days of May 31, 2024.
(20)Consists of: (i) 2,255,978 shares held directly; (ii) 4,128,882 shares issuable pursuant to a stock option exercisable within 60 days of May 31, 2024; and (iii) 112,868 shares issuable pursuant to restricted stock units that will vest within 60 days of May 31, 2024, held by our directors, executive officers, and affiliated entities.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended February 29, 2024, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of February 29, 2024.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options(1)	(c) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders
Amended and Restated 2007 Stock Option Plan	5,144,986	8.69	—
2020 Equity Incentive Plan(2)(3)	6,334,287	21.78	1,447,521
2020 Employee Stock Purchase Plan(4)	—	—	1,777,844
PlushCare, Inc. Stock Incentive Plan	53,269	1.74	—
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	11,532,542	10.79	3,225,365
___________________________
(1)Excludes RSU awards because they have no exercise price.
(2)Consists of 5,031,140 shares of our common stock subject to RSU awards, 276,480 shares of our common stock subject to PSU awards, and options to purchase 1,026,667 shares of common stock. PSU awards are included at the target level of achievement with actual payouts between 0% and 200% of target based on the achievement of defined performance metrics.
(3)Our 2020 Equity Incentive Plan includes provisions providing for an annual increase in the number of securities available for future issuance on March 1 of each year for a period of ten years commencing on March 1, 2021 and ending on (and including) March 1, 2030, in an amount equal to 4% of the total number of shares of common stock outstanding on the last day of February of the preceding fiscal year; provided, however that the Board of Directors may act prior to March 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock. On April 26, 2024, an additional 3,122,535 shares were registered related to the annual increase provision.
(4)Our 2020 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on March 1 of each year for a period of ten years commencing on March 1, 2021 and ending on (and including) March 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of February of the preceding fiscal year, (ii) 2,750,000 shares, and (iii) a number of shares determined by our board. On April 26, 2024, an additional 780,633 shares were registered related to the annual increase provision.

TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In February 2020, our Board of Directors adopted a related person transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related person were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, and guarantees of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the purpose of the transaction, the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related person transaction, and the extent of the related person’s interest in the transaction.
INDEMNIFICATION
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Accolade stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Accolade. Direct your written request to Accolade, Inc., Richard Eskew, Corporate Secretary, 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462 or contact Richard Eskew at (206) 926-8100. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Richard Eskew
Richard Eskew
Secretary
June 21, 2024
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended February 29, 2024 is available without charge upon written request to: Corporate Secretary, Accolade, Inc., 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462.

SCAN TO
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees

01) Jeffrey Jordan 02) Cindy Kent 03) Michael Hilton

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Accolade, Inc.
Annual Meeting of Stockholders
August 6, 2024 10:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rajeev Singh, Stephen Barnes and Richard Eskew, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Accolade, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on August 6, 2024, virtually at www.virtualshareholdermeeting.com/ACCD2024, and any adjournment or postponement thereof, with all powers that the stockholder(s) would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

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Continued and to be signed on reverse side